UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                        Commission File Number      1-8306

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                      AIR EXPRESS INTERNATIONAL CORPORATION
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             (Exact name of registrant as specified in its charter)

                                120 Tokeneke Road
                            Darien, Connecticut 06820
                                 (203) 655-7900
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $0.01 per share
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            (Title of each class of securities covered by this Form)

                                      None
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          (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)     [X]              Rule 12h-3(b)(1)(i)     [X]
           Rule 12g-4(a)(1)(ii)    [ ]              Rule 12h-3(b)(1)(ii)    [ ]
           Rule 12g-4(a)(2)(i)     [ ]              Rule 12h-3(b)(2)(i)     [ ]
           Rule 12g-4(a)(2)(ii)    [ ]              Rule 12h-3(b)(2)(ii)    [ ]
                                                    Rule 15d-6              [ ]

Approximate number of holders of record as of the certificate or notice
date:       One
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Pursuant to the requirements of the Securities Exchange Act of 1934, Air Express
International Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                           AIR EXPRESS INTERNATIONAL CORPORATION

DATE:   February 14, 2000                  By  /s/ Daniel J. McCauley
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                                              Daniel J. McCauley
                                              Vice President, Secretary and
                                              General Counsel